EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Majesco Entertainment Company

We consent to the incorporation by reference in the Registration Statement of Majesco Entertainment Company and Subsidiary (the "Company") on Form S-8 to be filed on or about April 17, 2015 of our report dated January 29, 2015, on our audits of the consolidated financial statements as of October 31, 2014 and 2013 and for each of the years in the two-year period ended October 31, 2014, which report was included in the Annual Report on Form 10-K filed January 29, 2015.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

April 17, 2015
Iselin, New Jersey